Exhibit 10.21

Execution Version

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), executed as of July 1, 2025 (the “Effective Date”), is by and between Ligand Pharmaceuticals Incorporated, a Delaware with its principal place of business at 555 Heritage Drive, Suite 200, Jupiter, FL 33458 (“Ligand”), and LNHC, Inc., a Delaware corporation with its principal place of business at 4020 Stirrup Creek Drive, Suite 110, Durham, NC 27703 (“LNHC”). Ligand and LNHC are collectively referred to herein as the “Parties” and individually referred to herein as a “Party.” Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in that certain Agreement and Plan of Merger, dated as of April 16, 2025, to which Ligand and LNHC are parties (the “Merger Agreement”).

RECITALS

WHEREAS, pursuant to the Merger Agreement, LNHC shall become a wholly-owned subsidiary of Public Company; and

WHEREAS, in connection with the Merger Agreement, the Parties will enter into this Agreement, pursuant to which each Party shall provide, or cause to be provided, to the other Party certain services on a transitional basis after the Closing Date, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	SERVICES

1.1	Provision of Services.

(a)          During the Term and subject to the terms and conditions herein, LNHC shall, or shall or cause its Affiliates or Third Party Service Providers (as defined below) to provide to Ligand each service set forth in Exhibit A (each, a “LNHC Service”). Except as otherwise expressly provided in Exhibit A, LNHC will be responsible for providing the equipment, Service Personnel (as defined below) and other resources required for LNHC’s performance of the LNHC Services.

(b)          During the Term and subject to the terms and conditions herein, Ligand shall, or shall or cause its Affiliates or Third Party Service Providers (as defined below) to provide to LNHC each service set forth in Exhibit B (each, a “Ligand Service” and together with the LNHC Services, the “Services”). Except as otherwise expressly provided in Exhibit B, Ligand will be responsible for providing the equipment, Service Personnel (as defined below) and other resources required for Ligand’s performance of the Ligand Services.

(c)          For purposes of this Agreement, “Provider” shall mean the Party providing or causing to be provided a Service under this Agreement, and “Recipient” shall mean the Party to whom a Service is being provided under this Agreement.

1.2           Duration of Services. Upon the terms and subject to the conditions of this Agreement, Provider shall provide (or cause to be provided) to Recipient each Service until the earliest to occur of, with respect to each such Service, (a) the time period associated with such Service in Exhibit A or Exhibit B, as applicable, (b) the date on which such Service is terminated in accordance with Article 5, and (c) the date on which this Agreement is terminated in accordance with Article 5 (with respect to each Service, a “Service Period”).

1.3           Additional Services. From time to time after the Closing Date, the Parties may identify and mutually agree upon additional services to be provided to Recipient in accordance with the terms of this Agreement (the “Additional Services”). The Parties will amend Exhibit A or Exhibit B, as applicable, to add such each Additional Service.

1.4           Modification of Services. Without limiting the foregoing, the Parties acknowledge that the scope or characteristics of the Services may change during the Term.

(a)          Subject to Provider’s obligations under Section 1.9, Provider may make material changes from time to time in the manner of performing a Service if such changes are required by applicable Law; provided that (i) Provider shall notify Recipient prior to making such changes; (ii) Provider shall use commercially reasonable efforts to limit the disruption to the business or operations of Recipient caused by such changes; and (iii) if such changes would require Provider to provide a Service that it cannot reasonably provide using its then-current ordinary course resources and capabilities, Provider shall notify Recipient in writing, and the Parties will devise and perform a mutually acceptable alternative agreement in writing for the provision of the impacted Service.

(b)          If either Party desires to materially modify the scope or characteristics of an existing Service that is not required by applicable Law, it shall notify the other Party in writing of the requested modification, as well as the anticipated effects of the modification. The Parties will discuss in good faith whether to implement the proposed modification; provided that no modification will be implemented unless the Parties amend Exhibit A or Exhibit B, as applicable, to reflect such material modifications. Provider may not make modifications, changes or enhancements to the Services (including the manner, nature, quality and/or standard of care of any Service provided to Recipient) without Recipient’s prior written consent.

1.5           Personnel. Provider will make available such of Provider’s employees and agents (“Service Personnel”) as are reasonably required to provide each of the Services. Recipient acknowledges that Provider cannot guarantee the continued employment of specific employees of Provider or its Affiliates, and Provider shall not be responsible if a particular employee is no longer employed by Provider or its Affiliates. All Service Personnel providing Services under this Agreement shall be, and shall continue to be during the Term, employees or representatives solely of Provider (or its Affiliates) for purposes of all compensation and employee benefits and shall not be employees or representatives of Recipient. Service Personnel will be under the direction, control and supervision of Provider, and Provider will have the sole right to exercise all authority with respect to the employment, termination, assignment, and compensation of such Service Personnel. Provider (or its Affiliates) will be solely responsible for payment of (a) all income, disability, withholding, and other employment taxes and (b) all medical benefit premiums, vacation pay, sick pay, or other fringe benefits for any employees, agents, or contractors of Provider who perform the Services.

1.6           Third Party Service Providers. Provider may not subcontract any part of the Services without the prior written consent of Recipient. Any such delegation or appointment shall not release Provider from any of its obligations under this Agreement. Provider shall be responsible for the work and activities of each of its approved subcontractors (“Third Party Service Provider”), including compliance with the terms of this Agreement. Provider shall be responsible for all payments to Third Party Service Providers.

1.7           Third Party Consents. Where any permission, consent, agreement or authorization is required from a third party, whether under a contract with a third party or otherwise, for the provision of all or a portion of the Services by or on behalf of Provider, or their receipt by or on behalf of Recipient, pursuant to this Agreement (each, a “Third Party Consent”), Provider shall use commercially reasonable best efforts to obtain Third Party Consents from third parties with whom Provider has existing written agreement as necessary to enable Provider to perform the applicable Service(s). If Provider is unable to secure any such Third Party Consent, Provider shall assist Recipient in identifying alternate resources, if any. Provider shall not be required to perform any Services to the extent that the performance of such Services would require Provider to violate any applicable Law, rule or regulation, any contract or agreement to which Provider is a party or the rights of any third party with respect thereto.

1.8          Cooperation. Recipient shall provide Provider with such cooperation, assistance and information as Provider reasonably requests in connection with the Services. Without limiting the foregoing, each Party shall make available on a timely basis to the other Party and its Affiliates all information, materials and personnel reasonably requested by such Party in connection with the provision or receipt of the applicable Services, as applicable.

1.9          Standard of Services. Provider will provide the Services in accordance with the specifications or other standards set forth in Exhibit A or Exhibit B, as applicable. Without limiting the foregoing, Provider will perform, and as necessary will cause its Affiliates to perform, the Services (a) consistent with the level of skill, quality, care, timeliness, and cost-effectiveness as such services, functions, and tasks were maintained by Provider for Provider’s business immediately prior to the Closing Date, (b) with no less than reasonable care and (c) exercising at least the same degree of care as it exercises in performing the same or similar services for its own account with performance at least equal to that provided to its own business operations. Provider will comply with all applicable Laws, and will obtain all applicable permits and licenses, in connection with its obligations under this Agreement. Provider shall cause all Service Personnel and Third Party Service Providers to comply with the standards set forth in this Section 1.9. Provider shall indemnify, defend and hold harmless Recipient and its Affiliates, and their respective directors, officers, employees, successors and assigns for and from any and all liabilities, expenses and losses, including reasonable legal expenses and attorneys’ fees incurred by Recipient or any of its Affiliates in connection with any third party claims, demands, actions or other proceedings, to the extent arising under or out of: (i) the gross negligence, bad faith, fraud or willful misconduct of Provider or its Affiliates or its or their Service Personnel and Third Party Service Providers related to the provision of the Services under this Agreement; and (ii) any breach of this Section 1.9.

1.10        Service Managers; Dispute Resolution.

(a)         The initial points of contact for Provider and Recipient, with respect to any matter relating to the day-to-day provision of any Service, including attempting to resolve any issue that may arise during the performance of such Service, shall be the service managers designated by each of the Parties in Exhibit A or Exhibit B, as applicable, as responsible for such Service (each such person, a “Service Manager”). The Service Managers shall have the authority to handle daily operational matters related to the Services and shall meet regularly (or as needed). Either Party may change its Service Manager for any Service upon written notice to the other Party.

(b)         Prior to initiating any legal action in accordance with Section 9.12, any dispute, controversy or claim arising out of, relating to or otherwise in connection with the Services or this Agreement, or the breach, termination, or validity thereof (each, a “Dispute”), shall be resolved by submitting such Dispute first in writing to the relevant Service Manager of each Party, and the Service Managers shall seek to resolve such Dispute through informal, good-faith negotiation. In the event that any Dispute is not resolved by the Service Managers within ten (10) Business Days after the claiming Party notifies the other Party of the Dispute (during which time the Service Managers shall meet in person or by telephone as often as reasonably necessary to attempt to resolve the Dispute), the claiming Party will provide the other Party with a written dispute notice (a “Notice of Dispute”) describing in reasonable detail the issue(s) in dispute and the claiming Party’s position thereon, and the name and title of those senior executives who will represent the claiming Party in connection with such Dispute. The other Party shall, in response, designate those senior executives who will represent the other Party in connection with such Dispute. The respective senior executives designated by the Parties shall meet in person or by telephone as often as reasonably necessary to resolve the Dispute and shall reasonably confer in good faith to resolve the Dispute. If such senior executives decline to meet or, if they meet, fail to resolve the Dispute within thirty (30) Business Days after receipt of the Notice of Dispute, either Party may bring an action in accordance with Section 9.12 below to resolve the Dispute.

1.11        Service Migration. Recipient acknowledges and agrees that Provider is providing the Services, or causing the Services to be provided, on a transitional basis for the duration of the Term. In no event shall Recipient be responsible for providing any services or activities in connection with, or bearing any costs of, any such Services unless mutually agreed in writing by the Parties.

2.	FEES AND PAYMENT

2.1          Fees. In consideration of Provider providing the Services, Recipient shall pay Provider’s reasonable and out-of-pocket costs and fully-loaded full-time employee costs (without any mark-up by Provider) to provide the Services (the “Fees”). An estimate of the Fees for each Service is set forth in Exhibit A and Exhibit B. All Fees will be stated and payable in U.S. Dollars and invoiced in accordance with Section 2.3.

2.2          Taxes. If the provision or receipt of Services or the relationship created between the Parties under this Agreement gives rise to any taxes, including any applicable sales, use, gross receipts, excise, value-added, personal property, or services taxes, other than a tax based on Recipient’s income, then such taxes shall be the responsibility of Provider, and Provider shall not withhold any such taxes from Fees otherwise payable hereunder.

2.3          Payment; Invoices. Within thirty (30) days after the end of each calendar quarter, Provider will submit one (1) invoice specifying, where applicable, the actual hours of the Services provided including the hours worked by each Service Personnel in connection with such Services and itemizing the Fees payable and to which Service such Fees are applicable, to Recipient for any amounts payable by Recipient under all applicable Services provided for the previous calendar quarter. To the extent that the Fees are payable on an hourly basis, Recipient shall only be obligated to pay for the actual hours of Services provided by the relevant Service Personnel during such calendar quarter. Subject to Recipient’s dispute right pursuant to Section 2.4, Recipient will pay all amounts due pursuant to this Agreement within forty-five (45) days after the date of the applicable invoice from Provider. Late payments will be subject to accrual of interest at the lower of one and half percent (1.5%) per month or the highest rate permitted by applicable Law.

2.4          Invoice Disputes. In the event of an invoice dispute, Recipient shall deliver a written statement to Provider no later than ten (10) days prior to the date payment is due on the disputed invoice, listing and providing a detailed description of each disputed item, which shall include the disputed amount (the “Disputed Amount”). Amounts not so disputed, including all undisputed portions of any invoice hereunder, shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 2.3. The Parties shall seek to resolve all such disputes expeditiously and in good faith. If all or any portion of the Disputed Amount is determined to have been due to Provider, then Recipient shall pay the amount so due together with interest thereon at a rate which is the lower of one and half percent (1.5%) per month or the highest rate permitted by applicable Law.

2.5          Audit. Recipient shall have the right, upon reasonable written notice to Provider and at Recipient’s cost, to engage a third party reasonably acceptable to Provider to audit any Fees under this Agreement, provided that such third party auditor is bound to similar confidentiality obligations herein. Such audit shall be conducted no more than once every calendar quarter and only during normal business hours. If such audit reveals an overcharge by Provider, then Provider shall promptly reimburse Recipient. If the audit reveals an overcharge by Provider of greater than five percent (5%) of the applicable Fees for any given calendar quarter, then the reasonable costs and expenses incurred in connection with such audit shall be borne by Provider.

3.	INTELLECTUAL PROPERTY

3.1          Background IP. As between the Parties, (a) LNHC owns all right, title and interest in and to all intellectual property rights (i) owned or controlled by LNHC immediately after the Closing (as defined in the Merger Agreement); and (ii) developed, generated, derived or acquired by or on behalf of LNHC independently of this Agreement during the Term (clauses (a)(i) and (a)(ii), collectively, the “LNHC Background IP”); and (b) Ligand owns all right, title and interest in and to all intellectual property rights (i) owned or controlled by Ligand immediately after the Closing (as defined in the Merger Agreement); and (ii) developed, generated, derived or acquired by or on behalf of Ligand independently of this Agreement during the Term (clauses (b)(i) and (b)(ii), collectively, the “Ligand Background IP”).

3.2          Inventions. Inventorship of inventions arising under this Agreement shall be determined by the rules of U.S. patent law.

(a)          LNHC Services IP. As between the Parties, any and all discoveries, inventions, processes and improvements made by or on behalf of either Party or both Parties in connection with the performance of the LNHC Services under this Agreement and during the Term, together with all intellectual property rights therein (collectively, “LNHC Services IP”) shall be solely owned by Ligand. LNHC shall cause its Affiliates, Service Personnel, and Third Party Service Providers (as applicable) to assign all LNHC Services IP made by or on behalf of such Affiliates, Service Personnel, and Third Party Service Providers to Ligand. LNHC hereby assigns LNHC’s and its Affiliates, Service Personnel’s, and Third Party Service Providers’ right, title and interest in and to any and all LNHC Services IP to Ligand. LNHC shall provide or procure the provision of all assistance reasonably required to vest such LNHC Services IP in Ligand, at Ligand’s reasonable expense.

(b)          Ligand Services IP. As between the Parties, any and all discoveries, inventions, processes and improvements made by or on behalf of either Party or both Parties in connection with the performance of the Ligand Services under this Agreement and during the Term, together with all intellectual property rights therein (collectively, “Ligand Services IP” and, together with the LNHC Services IP, the “TSA IP”) shall be solely owned by LNHC. Ligand shall cause its Affiliates, Service Personnel, and Third Party Service Providers (as applicable) to assign all Ligand Services IP made by or on behalf of such Affiliates, Service Personnel, and Third Party Service Providers to LNHC. Ligand hereby assigns Ligand’s and its Affiliates, Service Personnel’s, and Third Party Service Providers’ right, title and interest in and to any and all Ligand Services IP to LNHC. Ligand shall provide or procure the provision of all assistance reasonably required to vest such Ligand Services IP in LNHC, at LNHC’s reasonable expense.

3.3          No Implied Licenses. Except as expressly set forth herein, neither Party shall acquire any license, right or other interest, by implication or otherwise, under any intellectual property rights of the other Party.

(a)          LNHC Services IP License. Ligand hereby grants to LNHC a non-exclusive, fully paid-up, royalty-free, non-transferable license under the Ligand Background IP and LNHC Services IP for the purposes of performing the LNHC Services under this Agreement, with the right to sublicense (through multiple tiers) solely to its Affiliates and its and their Third Party Service Providers. LNHC hereby grants to Ligand a non-exclusive, fully paid-up, royalty-free, irrevocable, perpetual, transferable license, with the right to grant further licenses, under the LNHC Background IP for the purposes of Ligand to receive the benefit of and exploit the results and deliverables of the LNHC Services under this Agreement for any purpose, with the right for Ligand to sublicense (through multiple tiers) such license to its Affiliates and any third party licensees.

(b)          Ligand Services IP License. LNHC hereby grants to Ligand a non-exclusive, fully paid-up, royalty-free, non-transferable license under the LNHC Background IP and Ligand Services IP for the purposes of performing the Ligand Services under this Agreement, with the right to sublicense (through multiple tiers) solely to its Affiliates and its and their Third Party Service Providers. Ligand hereby grants to LNHC a non-exclusive, fully paid-up, royalty-free, irrevocable, perpetual, transferable license, with the right to grant further licenses, under the Ligand Background IP for the purposes of LNHC to receive the benefit of and exploit the results and deliverables of the Ligand Services under this Agreement for any purpose, with the right for LNHC to sublicense (through multiple tiers) such license to its Affiliates and any third party licensees.

4.	DATA PROTECTION

4.1          Data Protection. Each Party shall comply, and shall cause its Affiliates to comply, with applicable privacy and data protection Laws in connection with the performance of its obligations under this Agreement. Prior to processing any personal information under or in connection with this Agreement, the Parties will enter into a written agreement governing such processing of personal information in accordance with applicable privacy and data protection Laws, mutually agreeable to both Parties.

5.	TERM AND TERMINATION

5.1          Term. The term of this Agreement shall commence as of the Effective Date and expire upon the earlier of (a) the termination or expiration of all Service Periods; and (b) twelve (12) months from the Closing Date, unless otherwise earlier terminated in accordance with Section 5 (the “Term”). This Agreement may be extended either in whole or with respect to one or more of the Services in writing by mutual agreement of the Parties or in accordance with Exhibit A and Exhibit B, as applicable.

5.2          Service Periods. The Service Period for each Service shall be as specified in Exhibit A or Exhibit B, as applicable. Any Service may be discontinued upon the mutual written consent of the Parties, and, in such case, Exhibit A or Exhibit B, as applicable, shall be deemed amended to delete such Service as of such date of mutual written agreement of the Parties, and this Agreement shall be of no further force and effect for such Service, except as to obligations accrued prior to the effective date of discontinuation of such Service. All accrued and unpaid charges for any Service provided prior to the date of discontinuation that has been discontinued shall be due and payable upon termination of such Service pursuant to this Agreement and shall be paid by Recipient to Provider in accordance with Section 2.

5.3          Termination of Services for Convenience. Recipient may terminate any Service, in whole or in part with respect to such Service for any reason or no reason, upon at least thirty (30) days’ prior written notice to Provider of such termination.

5.4          Termination for Cause. Either Party may terminate this Agreement or any Service with immediate effect by notice in writing to the other Party if such other Party is in material breach of any of its obligations under this Agreement and (if the breach is capable of being cured) has failed to cure the breach within thirty (30) days after receipt of notice thereof in writing from the terminating Party.

5.5          Effect of Expiration or Termination. In the event of termination of this Agreement in its entirety pursuant to this Section 5, or upon the expiration of the Term, this Agreement shall terminate or expire, as applicable, and cease to have further force or effect, and neither Party shall have any liability to the other Party with respect to this Agreement; provided, however, that:

(a)          unless instructed otherwise by Recipient, upon expiration or termination of this Agreement, Provider shall use commercially reasonable efforts to complete any Services that are currently ongoing at the time of expiration or termination of this Agreement; and

(b)         at Recipient’s request, upon expiration or termination of this Agreement, Provider shall make available to Recipient, for thirty (30) days after the end of the Term, in the format then-maintained by Provider, all TSA IP that is owned by Recipient pursuant to Section 3.2 and any unfinished or partial work product or deliverables arising from the Services that is then in the possession of Provider.

Termination or expiration of this Agreement for any reason shall not release a Party from any liability or obligation that already has accrued as of the effective date of such termination or expiration, as applicable, and shall not constitute a waiver or release of, or otherwise be deemed to adversely affect, any rights, remedies or claims which a Party may have hereunder at Law, in equity or otherwise or which may arise out of or in connection with such termination or expiration.

5.6          Survival. Sections 3, 5.5, 5.6, 6, 8 and 9 shall survive termination or expiration of this Agreement.

6.	CONFIDENTIALITY

6.1          Confidential Information. “Confidential Information” means all proprietary and confidential information disclosed by or on behalf of a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), whether in written, oral, graphic, electronic or other form, that is either indicated to be proprietary or confidential information of the Disclosing Party or which by its nature the Receiving Party would reasonably deem to be confidential or proprietary (including inventions, trade secrets, know-how, research and development materials, firmware, designs, schematics, techniques, software code, technical documentation, specifications, plans and any other information relating to any research project, work in process, scientific, engineering, manufacturing, marketing or business plan), and includes information of any third party to whom the Disclosing Party owes a duty of confidentiality; provided, that Confidential Information does not include, and there shall be no confidentiality or use obligations hereunder with respect to, information that, as demonstrated by competent proof: (a) is or becomes generally available to the public, other than as a result of a disclosure in breach of this Agreement by the Receiving Party, its Affiliates or its or their representatives; (b) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party; (c) becomes available to the Receiving Party from a third party not known to the Receiving Party to be bound by any confidentiality obligation owed to the Disclosing Party; or (d) is independently developed by or on behalf of the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information.

6.2          Obligations. The Receiving Party shall, and shall cause its Affiliates and its and their respective representatives, successors and assigns to, safeguard the Disclosing Party’s Confidential Information with the same degree of care used by the Receiving Party to protect its own Confidential Information of a similar nature, but in no event less than a reasonable degree of care. Except as authorized in writing by the Disclosing Party, neither Party may use or disclose or permit to be disclosed any of the Disclosing Party’s Confidential Information to any Person, except, to the extent reasonably required in connection with the performance or receipt of Services by Provider or Recipient, as the case may be, to those of its Affiliates and its and their representatives who are informed by such Party of the confidential nature of the information and are bound to maintain its confidentiality; provided, that Provider may, to the extent reasonably required in connection with the performance of Services pursuant to this Agreement, disclose Recipient’s Confidential Information to its and its Affiliates’ Third Party Service Providers (“Representatives”) in accordance with the terms of Section 1.6. Provider shall be responsible for the breach of this Agreement by its Representatives as if such breach were by Provider itself.

6.3          Exceptions. Notwithstanding anything contained herein to the contrary, Sections 6.1 and 6.2 shall not restrict the Receiving Party from disclosing the Disclosing Party’s Confidential Information as may be required or requested by applicable Law or legal, judicial or regulatory process (including to the extent required or requested by any Governmental Entity in connection with any such Law or legal, judicial or regulatory process) or related litigation. In the event that the Receiving Party is required or requested by applicable Law or legal, judicial or regulatory process (including to the extent required or requested by any Governmental Entity in connection with any such Law or legal, judicial or regulatory process) or related litigation (including by way of deposition, interrogatory, request for documents, subpoena, civil investigative demand, or formal regulatory request) to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall, to the extent permitted by Law, provide the Disclosing Party with prompt prior written notice of such requirement so that the Disclosing Party may seek a protective order or other similar remedy. The Receiving Party shall reasonably cooperate with the Disclosing Party, at the Disclosing Party’s expense, in connection with the Disclosing Party’s seeking of such protective order or similar remedy. In the event that such protective order or other similar remedy is not obtained or the Disclosing Party waives compliance with the provisions of this Section 6.3, the Receiving Party may furnish only that portion of the Confidential Information that is required or requested, and shall request that confidential treatment be accorded such disclosed Confidential Information. Confidential Information disclosed pursuant to the foregoing shall remain subject to the terms of this Agreement as between the Parties.

6.4          Destruction of Confidential Information. Upon any termination or expiration of this Agreement, the Receiving Party will destroy all copies (other than archival copies made in the ordinary course) of the Disclosing Party’s Confidential Information. A Receiving Party will not retain any of the Disclosing Party’s Confidential Information, including as a means of resolving any dispute. A Receiving Party will not possess or assert any lien or other right against or to the Disclosing Party’s Confidential Information.

7.            DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH HEREIN, PROVIDER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE SERVICES PROVIDED BY OR ON BEHALF OF PROVIDER HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND PROVIDER HEREBY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SERVICES PROVIDED BY OR ON BEHALF OF PROVIDER HEREUNDER.

8.            LIMITATIONS ON LIABILITY.

8.1           IN NO EVENT WILL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR LOSS OF USE OR FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.2           TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL LNHC’S CUMULATIVE LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE TOTAL AMOUNT OF FEES PAID BY LIGAND FOR THE LNHC SERVICES UNDER THIS AGREEMENT.

8.3           TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL LIGAND’S CUMULATIVE LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE TOTAL AMOUNT OF FEES PAID BY LNHC FOR THE LIGAND SERVICES UNDER THIS AGREEMENT.

8.4           THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 8 SHALL NOT APPLY TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATION AS PROVIDER PURSUANT TO SECTION 1.9, EITHER PARTY’S LIABILITY FOR BREACHES OF CONFIDENTIALITY OR SECURITY OBLIGATIONS HEREUNDER OR EITHER PARTY’S LIABILITY FOR ITS GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT.

9.            MISCELLANEOUS

9.1          Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

9.2          Terms Generally. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Whenever the context may require, words using the singular or plural number also include the plural or singular number, respectively. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereby,” “herewith,” “hereto,” “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits to this Agreement) in its entirety and not to any part hereof unless the context shall otherwise require. The word “or” has the inclusive meaning represented by the phrase “and/or.” Unless the context shall otherwise require, all references herein to Sections and Exhibits shall be deemed references to Sections and Exhibits of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs. Unless the context shall otherwise require, any references to any Contract (including this Agreement) or Law shall be deemed to be references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions). Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Entity, to any Person(s) succeeding to its functions and capacities. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, unless the context shall otherwise require. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in Jupiter, Florida. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. All monetary figures shall be in United States dollars unless otherwise specified.

9.3          Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.4          Independent Contractor. In providing Services hereunder, Provider and its Affiliates and its and their Third Party Service Providers shall act solely as independent contractors. Nothing herein shall constitute or be construed to be or create in any way or for any purpose a partnership, joint venture or principal-agent relationship between the Parties. Neither Party, or any of its Affiliates, or its or their representatives, shall have any power or authority to control the activities and/or operations of the other Party or to bind or commit the other Party in any way. For the avoidance of doubt, each Party shall be solely responsible for the operation of its business and the decisions and actions taken in connection therewith, and nothing contained herein shall impose any liability or responsibility on the other Party with respect thereto.

9.5          No Third-Party Beneficiaries. This Agreement is not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

9.6          Force Majeure. Either Party may be temporarily excused from performance under this Agreement if any force majeure event, including riots, fire, widespread disease or pandemic, acts of governmental authorities (such as quarantines or business shutdowns or other limitations on business operations, or other laws, regulations or orders to address other events or circumstances that would be a force majeure event under this Agreement), riots or protests, cyberattacks (such as hacking, viruses, ransomware or other compromises to information technology systems), strikes, governmental laws, regulations, or other occurrence beyond the reasonable control of such Party. In any such event, each Party’s obligations under this Agreement shall be postponed for such time as its performance is suspended or delayed on account thereof. The affected Party will notify the other Party, in writing, upon learning of the occurrence of such event of force majeure that directly affects such Party and the performance of the activities under this Agreement. Upon the cessation of the force majeure event, the affected Party will promptly resume its performance under this Agreement unless the applicable Services have been terminated by the other Party.

9.7          Remedies. Notwithstanding anything in this Agreement to the contrary, each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement may cause the other Party to sustain irreparable harm for which it would not have an adequate remedy at Law, and therefore in the event of any such breach the aggrieved Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to seek the remedy of specific performance of such covenants and agreements, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled.

9.8          Notices. All notices, demands and other communications to be given or delivered under this Agreement or by reason of the provisions hereunder shall be in writing (with e-mail to suffice) and shall be deemed given (a) when delivered by hand; (b) when received by the recipient if sent by a nationally recognized overnight courier (with proof of delivery); or (c) when transmitted via e-mail to the e-mail address set out below (unless the sender receives a “bounceback” or other failure to deliver message notification) (or followed promptly by overnight delivery by a recognized courier or delivery service) if sent during normal business hours (8 a.m. to 5 p.m.) of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such notices, demands and other communications must be sent to a Party at the following addresses (or at such other address for a Party as such Party shall specify by like notice):

If to Ligand:

Ligand Pharmaceuticals Incorporated

555 Heritage Drive, Suite 200

Jupiter, FL 33458

Attention: CFO

Copies (which shall not constitute notice) to:

Ligand Pharmaceuticals Incorporated

555 Heritage Drive, Suite 200

Jupiter, FL 33458

Attention: Chief Legal Officer

Latham & Watkins, LLP

200 Clarendon Street

Boston, MA 02116

Attn: Peter Handrinos, Esq.

Email: peter.handrinos@lw.com

If to LNHC:

LNHC, Inc.

4020 Stirrup Creek Drive, Suite 110

Durham, NC 27703

Attention: CEO

Copies (which shall not constitute notice) to:

Pelthos Therapeutics Inc.

4020 Stirrup Creek Drive, Suite 110

Durham, NC 27703

Attention: CEO

Sullivan & Worcester LLP

1251 Avenue of the Americas

New York, NY 10020

Attention: David Danovitch, Esq.

Email: ddanovitch@sullivanlaw.com

or to such other address with respect to a Party as such Party notifies the other in writing as above provided.

9.9          Severability. In the event any of the provisions hereof is held by a court of competent jurisdiction to be invalid, illegal or unenforceable under applicable Laws or public policy, the remaining provisions hereof will not be affected thereby. In such event, the Parties hereto agree to negotiate in good faith to modify and reform such provisions so as to effect the original intent of the Parties as closely as possible with respect to those provisions which were held to be invalid, illegal or unenforceable. Notwithstanding the foregoing, this Section 9.9 shall not be severable.

9.10        Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument which makes reference to this Agreement and is executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

9.11        Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Party; provided, however, that either Party may assign either this Agreement or any of its rights, interests, or obligations hereunder to one of its Affiliates. Any attempted assignment in violation of this Section 9.11 shall be null and void.

9.12        Governing Law; Jurisdiction; Waiver of Jury Trial

(a)           This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)           Any legal action or other proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in the state and federal courts located in the State of Delaware. Each Party expressly and irrevocably consents and submits to the jurisdiction of such state and federal courts (and each appellate court thereof) in connection with any such legal proceeding.

(c)           TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES AND COVENANTS THAT IT NOT WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 9.12(c) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.12(c) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

9.13        Counterparts. This Agreement and all other documents related hereto may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The execution of this Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendment hereto or thereto, by any of the Parties may be evidenced by way of portable document format (.pdf) transmission, or other electronic transmission of such Party’s signature, and such portable document format (.pdf) or other electronically transmitted signature shall be deemed to constitute the original signature of such Party.

9.14        Entire Agreement. This Agreement, the Merger Agreement, and any and all attachments, schedules, exhibits hereto and thereto, contain the complete agreement between the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement. The Parties agree that prior drafts of this Agreement and the other documents contemplated by this Agreement will be deemed not to provide any evidence as to the meaning of any provision hereof or thereof or the intent of the Parties with respect hereto or thereto.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Ligand Pharmaceuticals Incorporated

By:	/s/ Richard Baxter
Name: Richard Baxter
Title: Senior Vice President, Investment Operations

LNHC, Inc.

By:	/s/ Scott M. Plesha
Name: Scott M. Plesha
Title: Chief Executive Officer

[Signature Page to Transition Services Agreement]

Exhibit A

LNHC Services

Exhibit B

Ligand Services